Exhibit 99.2

JOHNSON OUTDOORS INC.
RESTRICTED STOCK UNIT AGREEMENT
(Performance Based)

THIS RESTRICTED STOCK UNIT AGREEMENT dated as of ________________, __________  (the “Grant Date”), is between ________________ (the “Grantee”) and JOHNSON OUTDOORS INC., a Wisconsin corporation (the “Company”).

RECITALS

A.          The Company has adopted the Johnson Outdoors Inc. 2020 Long-Term Stock Incentive Plan (the “Plan”) to provide eligible participants with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company.  Capitalized terms used herein but not defined shall have the meanings given such terms in the Plan or in Schedule 1 hereto, as applicable.

B.          The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

C.          The Committee has designated the Grantee as the recipient of an Award of performance-based Restricted Stock Units under the Plan, and the Grantee and the Company desire to enter into this Agreement setting forth the terms and conditions of such Award of performance-based Restricted Stock Units.

AGREEMENTS

The Grantee and the Company agree as follows:

1.           Grant of Restricted Stock Units.  The Company hereby grants to the Grantee _____ performance-based Restricted Stock Units (the “Target Grant”) in accordance with this Agreement and the Plan.

2.           Award Payment.  The actual number of Restricted Stock Units that the Grantee earns during the Performance Period will be determined pursuant to Schedule 1 attached hereto.  Unless deferred in accordance with Section 6, the Company will issue to Grantee, as soon as administratively practicable after the Certification Date and in any event on or prior to 15 days thereafter, one share of Common Stock for each Restricted Stock Unit earned by the Grantee pursuant to Schedule 1.

3.           Termination of Employment.

(a)          Except as otherwise provided in Section 3(b) below, the Grantee must be an employee of the Company or one of its Subsidiaries continuously from the Grant Date until the Release Date (as defined in Schedule 1) in order for the Grantee to receive any shares of Common Stock with respect to the Restricted Stock Units the Grantee may earn pursuant to Schedule 1.

(b)          If the Grantee’s employment with the Company or its Subsidiary, as applicable, terminates prior to the Release Date (i) as a result of Grantee’s death, (ii) because Grantee suffers a Disability (as defined below) or (iii) voluntarily by Grantee after age 65, then the Grantee will be entitled to receive a pro-rated number of shares of Common Stock with respect to any Restricted Stock Units the Grantee may earn pursuant to Schedule 1 (pro-rated based on the number of days during the Performance Period that the Grantee remained continuously employed by the Company or one of its Subsidiaries).  The Grantee will only be entitled to receive such shares of Common Stock following the Release Date to the extent earned during the full Performance Period pursuant to Schedule 1.

(c)          For purposes of this Section 3, “Disability” means mental or physical impairment such that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

4.           Change in Capital Structure.  The number of shares of Common Stock covered by the Target Grant will be adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition or other change in the capital structure of the Company as determined by the Committee in accordance with the Plan.

5.           Change of Control.  Notwithstanding anything in this Agreement, Schedule 1 or the Plan to the contrary, upon the occurrence of a Change of Control (as defined in Section 10(k) of the Plan) 100% of the Target Grant shall immediately be deemed to have been earned.

6.           Deferral.  At any time prior to the due date for the deferral election established by the Company and reflected on Schedule 2 (which must be prior to the date of this Agreement), the Grantee may submit to the VP Human Resources of the Company an election in the form of Schedule 2 to this Agreement to defer receipt of all or any portion of the shares of Common Stock otherwise issuable to the Grantee with respect to the Restricted Stock Units that the Grantee may earn in accordance with Schedule 1.  The Grantee will only make a deferral election once that applies to this grant of Restricted Stock Units and any such deferral election may not be modified or amended as to this grant of Restricted Stock Units by the Grantee after the Grant Date.

7.           Addresses.  Subject to Section 8 below, all notices or statements required to be given to either party hereto shall be in writing and shall be personally delivered or sent, in the case of the Company, to its principal business office and, in the case of Grantee, to Grantee’s address as is shown on the records of the Company or to such address as Grantee designates in writing.  Notice of any change of address shall be sent to the other party by written notice.  It shall be conclusively presumed that any notice or statement properly addressed and mailed bearing the required postage stamps has been delivered to the party to which it is addressed.

8.           Electronic Delivery.  The Company (or its affiliates) may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this award of Restricted Stock Units or any future such awards under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system (including the Company’s e-mail system) established and maintained by the Company or another third party designated by the Company.  The Grantee hereby agrees that all on-line or electronic acknowledgments shall have the same force and effect as a written signature.

9.           Service Provider Relationship.  Nothing in this Agreement or in the Plan shall limit the right of the Company or any parent or subsidiary of the Company to terminate Grantee’s employment or other form of service relationship or otherwise impose any obligation to employ and/or retain Grantee as a service provider.

10.          Taxes.  The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the grant or earning of any of the Restricted Stock Units or any payments of shares of Common Stock in connection with the Restricted Stock Units, and the Company may defer making delivery of any shares of Common Stock in respect of the Restricted Stock Units until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement or withholding obligation.

11.         Dividends and Voting Rights.  The Grantee will not be entitled to receive any dividends for his or her Restricted Stock Units and shall not be entitled to voting rights with respect to such Restricted Stock Units.  Such dividend and voting rights will only apply once shares of Common Stock have actually been issued to the Grantee following the Release Date (or, if applicable, following any later date to which receipt of any shares of Common Stock have been deferred pursuant to Section 6 above).

12.         Nontransferability of Restricted Stock Units.  The Restricted Stock Units shall not be transferable other than by will or the laws of descent or distribution.

13.         Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

14.         Provisions Consistent with Plan.  This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference.  In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

15.         Incentive Compensation Recovery (Clawback) Policy.  The Grantee agrees that the Restricted Stock Units (and any shares of Common Stock issued pursuant hereto) subject to this Agreement, and other incentive or performance-based compensation the Grantee receives or has received from the Company, shall be subject to the Company’s Incentive Compensation Recovery Policy, as amended from time to time, to the extent such Policy is applicable to Grantee by its terms.

GRANTEE Signature:

JOHNSON OUTDOORS INC.

By:

Its:

JOHNSON OUTDOORS INC.

SCHEDULE 1 TO RESTRICTED STOCK UNIT AGREEMENT

[To be inserted based upon award terms]

JOHNSON OUTDOORS INC.

SCHEDULE 2 TO RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Deferral Election

[To be inserted based upon recipient’s election]